Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
MB Financial, Inc.:

We consent to the use of our report incorporated by reference herein, based on our audits and the reports of other auditors, which report appears in the Form 10-K of MB Financial, Inc. for the year ended December 31, 2001, as amended on Form 10-K/A filed on April 12, 2002, and of our report dated June 21, 2002, relating to the statements of net assets available for benefits of the MB Financial, Inc. 401(k) Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the MB Financial, Inc. 401(k) Plan.

Chicago, Illinois
August 8, 2002